Exhibit 10.01

520 Broad Street

Newark, NJ  07102

November 21, 2021

VIA EMAIL

Patrick Fabbio

Patrick.fabbio@rafaelholdings.com

Dear Pat,

As you are aware, you and Rafael Holdings, Inc. (“Rafael” or the “Company”) entered into a letter agreement dated September 10, 2021 (the “Letter Agreement”) related to your employment by the Company. The purpose of this letter (the “Amendment”) is to amend the Letter Agreement and your terms of employment, effective as of November 21, 2021 (the “Effective Date”), as follows:

1. As of the Effective Date, you will be the President and Chief Financial Officer of the Company, which shall be an executive officer position with the Company, and in that role you will be responsible for business and financial aspects of the operations of the company and its subsidiaries and controlled affiliates.

2. The third sentence of Section 5 (Equity) of the Letter Agreement shall be amended to read in its entirety:

The vesting schedule shall be as follows: all Options will vest on September 30, 2026.

3. Section 7(c) of the Letter Agreement shall be amended to read in its entirety:

(c) Termination without Cause. Your employment at the Company may be terminated by the Company without Cause upon five (5) business days’ written notice to you in accordance with Section 7(e) below. In the event of the your termination by the Company without Cause: (i) you shall receive the Base Salary and all eligible benefits, in each case through the Date of Termination, (ii) the Company shall have the right to determine whether or not you will actively work for the Company during the notice period, and (iii) provided that you execute and deliver a separation and release agreement in a form acceptable to the Company within twenty-one (21) days after the Date of Termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law and such 21-day or extended period, as applicable, the “Release Execution Period”) and do not revoke such agreement, you will receive, as severance pay (A) if your Date of Termination is not within six months following a Change of Control, continuation of your Base Salary for six (6) months or (B) if your Date of Termination is within six months following a Change of Control, continuation of your Base Salary for twelve (12) months, in each case payable, subject to Section 11 hereof, on a prorated basis in accordance with the Company’s regular payroll schedule. You shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(c).

520 Broad Street, Newark NJ 07102

520 Broad Street

Newark, NJ  07102

4. The first paragraph of Section 7(d) of the Letter Agreement shall be amended to read in its entirety:

(d) Resignation by You for Good Reason. Your employment at the Company may be terminated by you for Good Reason if (x) you have given written notice to the Company of the existence of Good Reason no later than thirty (30) days after its initial existence, (y) the Company has not remedied such Good Reason in all material respects within thirty (30) days after its receipt of such written notice, and (z) you provide written notice of your resignation to the Company in accordance with Section 7(e) hereunder within seventy-five (75) days following the initial existence of such Good Reason. In the event of your termination of your employment for Good Reason: (i) you shall receive the Base Salary and all benefits as generally eligible, in each case through the Date of Termination, (ii) the Company shall have the right to determine whether or not you will actively work for the Company during any notice period, and (iii) provided that you execute and deliver a separation and release agreement in a form acceptable to the Company within the Release Execution Period (and do not revoke such agreement), you will receive, as severance pay (A) if your Date of Termination is not within six months following a Change of Control, continuation of your Base Salary for six (6) months or (B) if your Date of Termination is within six months following a Change of Control, continuation of your Base Salary for twelve (12) months, in each case payable, subject to Section 11 hereof, on a prorated basis in accordance with the Company’s regular payroll schedule. You shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(d).

Except as set forth above, all terms of the Letter Agreement and the schedules thereto, shall remain as written and unchanged.

Restricted Stock. In addition to the foregoing, within thirty (30) days of the approval by the stockholders of the Company of the 2021 Equity Incentive Plan, the Company will grant to you, under such plan, 363103 shares (“Shares”) of Restricted Class stock of the Company. Twenty-one and one half percent (21.5%) of the Shares will vest on December 21, 2022 (the “Initial Vesting Date”). An additional twenty-one and one half percent (21.5%) of the Shares will vest in four substantially equal amounts on or near each of the first through the fourth quarterly anniversaries of the Initial Vesting Date, and the remainder of the Shares will vest in eight substantially equal amounts on or near each of the fifth through the twelfth quarterly anniversaries of the Initial Vesting Date, provided that vesting will be timed to coincide with expected open trading windows under the Company’s Insider Trading policy.

Nothing herein changes the at-will nature of your employment with the Company.

If these terms are acceptable to you, please sign and date this Amendment below and return it to Ameet Mallik at ameet.mallik@rafaelholdings.com

Very truly yours,

/s/ Ameet Mallik
Chief Executive Officer

AGREED TO AND ACCEPTED BY:	/s/ Patrick Fabbio
Patrick Fabbio

DATE: 11/21/21

520 Broad Street, Newark NJ 07102